Exhibit 10.30

EXECUTIVE EMPLOYMENT AGREEMENT

Aspreva Pharmaceuticals Inc

PRIVATE AND CONFIDENTIAL

23 September 2004

Charles F. Goulburn
346 Mount Prospect Road
Far Hills, New Jersey, 07931

Dear Rick:

Re:	Terms of Employment with Aspreva Pharmaceuticals Inc

This Agreement confirms the terms and conditions of your employment by Aspreva Pharmaceuticals Inc (the “Corporation”) and will constitute your employment agreement (the “Agreement”). Those terms and conditions are set out below. We also seek to complete pre-employment, an appropriate medical check, drug screen and criminal check.

1.
Position and Duties. You will be employed by and will serve the Corporation as its General Manager (USA), and you hereby accept such employment. You will perform such duties and functions customarily associated with your then current title, consistent with the Bylaws of the Company and as required by the Company’s Board of Directors (the “Board”), including those duties and functions particularly described in Schedule A attached to this Agreement. You will initially report directly to the President of Aspreva Pharmaceuticals Corporation. Your duties and functions pertain to the Corporation and any of its parents and subsidiaries from time to time and may be varied or added to from time to time by the President, the Chief Executive Officer or the Board, at its discretion, exercised reasonably. Your primary office location shall be based in New Jersey, (the final location to be determined). The Corporation reserves the right to reasonably require you to perform your duties at places other than its corporate headquarters from time to time, and to require reasonable business travel. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.
Term. The terms and conditions of this Agreement shall have effect as of and from 18th October, 2004 (the “Effective Date”) and your employment hereunder shall continue unless terminated prior thereto by either the Corporation or you as provided herein.

3.	Base Salary. The Corporation shall pay you an annualized base salary at the rate of US $250,000 per year (the “Base Salary”), payable semi-monthly, subject to payroll withholding and deductions.

4.
Annual Review. The compensation committee (the “Compensation Committee”) established by the Board for the purposes of this Agreement shall review your Base Salary annually. This review shall not result in a decrease of your Base Salary nor shall it necessarily result in an increase in your Base Salary and any increase shall be in the discretion of the Board.

5.
Performance Bonus. The Corporation shall review the performance of your duties and functions under this Agreement annually. You will be eligible for an annual bonus in an amount to be determined by the Board in its sole discretion of up to 30% of your Base Salary, if the Board, in its sole discretion, determines that the Corporation has met its short-term and long-term business performance objectives and you have met objectives related to your personal performance (together, the “Objectives”), respectively weighted 40% and 60%. The Objectives will be established from time to time by the President or Chief Executive Officer in consultation with you. For the remainder of 2004, you will be eligible for a pro-rated performance bonus, based on initial performance against objectives, from the Effective Date. Payment of any performance bonus set out in this Section 5 shall be made to you within a reasonable time following the end of each fiscal year and shall be subject to payroll withholding and deductions.

6.
Benefits.  You shall be entitled to all rights and benefits for which you are eligible under the terms and conditions of the standard Corporation benefits and compensation practices which may be in effect from time to time and provided by the Corporation to its employees generally. These will include, health cover, dental cover, life assurance, short and long term disability. You may be required to provide information and undergo reasonable assessments of the insurers in order to determine your eligibility for benefits coverage. Please note that coverage under any benefit plan in effect from time to time is subject to availability and other requirements of the applicable insurer and plan. The Corporation reserves the right to change, alter, or terminate any benefit plan in its sole discretion. If in the short term you are required to use COBRA cover, the company will reimburse any relevant costs.

7.
Vacation. During your employment with the Corporation under this Agreement, you will be entitled to an annual paid vacation as determined by the Corporation from time to time, at a rate of 20 days per annum. The Corporation reserves the right, acting reasonably, to request that vacations be scheduled so as not to conflict with critical business operations.

8.
Reimbursement for Expenses. During your employment under this Agreement, the Corporation shall reimburse you for reasonable travelling and other expenses actually and properly incurred by you in connection with the performance of your duties and functions, such reimbursement to be made in accordance with, and subject to, the policies of the Corporation from time to time. For all such expenses you will be required to keep proper accounts and to furnish statements, vouchers, invoices and/or other supporting documents to the Corporation within 30 days after the date the expenses are incurred.

9.
Stock Options. You will be eligible to receive a grant of an option to purchase 100,000 shares of common stock in Aspreva Pharmaceuticals Corporation (the “Option”) at an exercise price and on such other terms set forth in the Aspreva 2002 Incentive Stock Option Plan (the “Plan”), subject to approval of the Board of Aspreva Pharmaceuticals Corporation and applicable securities regulatory authorities and to execution and delivery by you of a stock option agreement in a form acceptable to Aspreva Pharmaceuticals Corporation. Except as otherwise provided herein, no Option will vest and become exercisable during the first year following the Effective Date ("First Anniversary Date"), and thereafter one thirty-sixth (1/36th) of the options vest at the end of each month for the next 36 months commencing at the end of the first month following the First Anniversary Date. Thus the total grant will vest and become exercisable over a four (4) year period, in accordance with the Corporation’s standard vesting and exercisability policy, as long as you remain in continuous service with the Corporation. The Option shall be governed by the terms and conditions set forth in the Plan, the applicable stock option agreement, and the grant document.

The options granted in this Section 9 will cease to vest on the earlier of the following:

(a)	on the date you provide the Corporation with written notice of your decision to resign your employment pursuant to Section 14 (Termination by Executive);

(b)	on the date the Corporation provides you with written notice of its decision to terminate your employment pursuant to Section 15 (Termination without Cause);

(c)	on the date the Corporation terminates your employment pursuant to Section 16 (Termination for Cause);

(d)	otherwise on the date this Agreement is terminated or deemed terminated; or

(e)	as provided by the Plan or the stock option agreement.

For greater certainty; neither the period of notice nor any payment in lieu thereof will be considered as extending the period of your employment with respect to the vesting or exercise of the options granted in this Section 9.

Additionally, any option granted under the terms of the “Plan”, where your employment is terminated under Section 15 (Termination without Cause, or Section 14 (Termination by Executive) clause 6.5 (b) will apply and you will have no more than (3) three months to exercise any vested options, before the option expires.

10.
Compliance with Insider Trading Guidelines and Restrictions. As a result of your position as General Manager you are subject to insider trading regulations and restrictions and are required to file insider reports disclosing the grant of any options as well as the purchase and sale of any shares in the capital of Aspreva Pharmaceutical Corporation. Aspreva Pharmaceutical Inc or Aspreva Pharmaceutical Corporation may from time to time publish trading guidelines and restrictions for its employees, officers and directors as are considered by the Board, or the Board of Aspreva Pharmaceutical Corporation, in its discretion. It is a term of your employment as a senior officer of Aspreva Pharmaceutical Inc that you comply with such guidelines and restrictions.

11.
Directors’ & Officers’ Liability Insurance and Indemnification. The Corporation shall use commercially reasonable efforts to provide you with directors’ and officers’ liability insurance under the policies for such insurance arranged by the Corporation from time to time upon such terms and in such amounts as the Board may reasonably determine in its discretion. You shall enjoy the same indemnification rights provided to other officers of the Corporation, as set forth in the Bylaws of the Corporation.

12.
No Other Compensation or Benefits. You expressly acknowledge and agree that unless otherwise expressly agreed in writing by the Corporation subsequent to execution of this Agreement by the parties hereto, you shall not be entitled by reason of your employment by the Corporation or by reason of any termination of such employment, to any remuneration, compensation or benefits other than as expressly set forth in this Agreement.

13.	Service to Employer. During your employment under this Agreement you will:

(a)
well and faithfully serve the Corporation, at all times act in, and promote, the best interests of the Corporation, and devote substantially the whole of your working time, attention and energies to the business and affairs of the Corporation;

(b)	comply with all rules, regulations, policies and procedures of the Corporation;

(c)
not, without the prior approval of the Board, carry on or engage in any other business or occupation or become a director, officer, employee or agent of or hold any position or office with any other corporation, firm or person; provided, however, that you may serve as a volunteer for a non-profit organization so long as such activities for not materially interfere with the performance of your duties hereunder.

14.	Termination By Executive

(a)
You may terminate your employment hereunder, on giving 1 month’s prior written notice of the effective date of your resignation. On the giving of any such notice, the Corporation shall have the right to elect, in lieu of the notice period, to pay you a lump sum equal to 1 month’s Base Salary, as referred to in Section 3 (Base Salary) and as adjusted from time to time in accordance with Section 4 (Annual Review), plus other sums owed for arrears of salary, vacation pay and, if granted pursuant to Section 5 (Performance Bonus), bonus.

(b)
If the Corporation elects to pay you such lump sum in lieu of the 1 month’s notice period, the Corporation shall, subject to the terms and conditions of any benefit plans in effect from time to time, maintain the benefits and payments set out in Section 6 (Benefits) of this Agreement for 1 month after the date of your notice, to the extent provided by the plans and applicable law, but in all other respects, your resignation and the termination of your employment will be effective immediately upon notice by the Corporation that it will pay you the lump sum in lieu of the notice period.

15.	Termination by the Corporation Without Cause.

(a)
The Corporation may terminate your employment at any time without Cause (as defined below) by giving you written notice of the effective date of such termination and in all respects, except as set out below, the termination of your employment will be effective immediately.

(b)
If your employment is terminated by the Corporation pursuant to this Section, unless otherwise determined by the Board, the Corporation shall pay severance payments in the form of a (1) a lump sum payment to you equal to 6 months, plus one additional month for each completed year of employment (measured on the anniversary of the Effective Date), of Base Salary, as referred to in Section 3 (Base Salary) and as adjusted from time to time in accordance with Section 4 (Annual Review), up to a total maximum number of twelve months; and (2) if you timely elect and remain eligible for continued coverage under COBRA, the Company, as part of this Agreement, will pay that portion of your group health insurance premiums it was paying prior to the date of the termination or your employment towards your COBRA premiums for the first six months following the date of termination of your employment. Such payments will only be made, however, if sign and make effective a full, general release of all claims against the Corporation in a form acceptable to the Corporation in order to receive such payment. You will also receive such sums owed for arrears of salary, vacation pay and, if granted pursuant to Section 5 (Performance Bonus), bonus.

(c)	You are not entitled to any notice period under this Section 15.

16.
Termination by the Corporation for Cause. Notwithstanding Section 14 (Termination by Executive) or Section 15 (Termination by the Corporation without Cause), the Corporation may terminate your employment for Cause at any time without any notice or severance. In this Agreement, “Cause” shall include, but not be limited to, the following:

(a)
the commission of theft, embezzlement, fraud, obtaining funds or property under false pretences or similar acts of misconduct with respect to the property of the Corporation or its employees or the Corporation’s customers or suppliers; your entering of a guilty plea or your conviction for any crime involving fraud, misrepresentation or breach of trust, or your entering a guilty plea or your conviction for any serious criminal offence that impacts adversely on the Corporation; breach of your duties to the Corporation;

(b)	persistent unsatisfactory performance of your job duties after written notice from the Board and a reasonable opportunity to cure, if possible;

(c)	intentional damage to any property of the Corporation;

(d)	conduct by you which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve;

(e)	incapacity to perform the essential functions of your job for a period of ninety (90) calendar days, or for at least sixty-five (65) business days within a twelve (12)-month period;

(f)	death; or.

(g)	any other matter constituting just cause at common law.

any of which shall entitle the Corporation to terminate your employment under this Section 16.

17.
No Additional Compensation upon Termination. It is agreed that you shall not, as a result of the termination of your employment, be entitled to any notice, fee, salary, bonus, severance or other payments, benefits or damages arising by virtue of, or in any way relating to, your employment or any other relationship with the Corporation (including termination of such employment or relationship) in excess of what is specified or provided for in Section 14 (Termination by Executive), Section 15 (Termination by the Corporation Without Cause) or Section 16 (Termination by the Corporation for Cause), whichever is applicable. Payment of any amount whatsoever pursuant to Section 14 (Termination by Executive) or Section 15 (Termination by the Corporation without Cause) shall be subject to payroll withholding and deductions.

18.
Termination Following Change in Control. You may terminate your employment following a Change of Control of the Corporation, as defined in the Aspreva 2002 Incentive Stock Option Plan, at any time during the term of this Agreement, upon the occurrence of an "Activation Event." For purposes of this Agreement, an "Activation Event" shall mean any of the following events after a Change of Control: (1) your assignment without express written approval, of duties inconsistent with your position, duties, responsibilities, titles, offices or status with the Corporation immediately prior to the Change of Control, or your removal from the General Manager (USA) position; ; (2) a material reduction, in the aggregate, in your Base Salary, or incentive, health benefits, bonus or other compensation plans in effect immediately prior to the Change of Control; (3) any request by the Corporation or any other affiliate of the Corporation that you participate in an unlawful act; ; (4) the failure of the Corporation to provide you with benefits at levels that were applicable to you immediately prior to the Change of Control; (5) your involuntary relocation to any place other than the location at which you performed your duties, except for your required travel on the Corporation's business to an extent substantially consistent with your business travel obligations immediately prior to a Change of Control; (6) any purported termination of your employment that is not effected pursuant to this Agreement.

19.
Confidentiality and Assignment of Inventions. Concurrently with execution and delivery of this Agreement and in consideration of your employment by the Corporation, you and the Corporation will enter into a “Confidentiality Agreement and Assignment of Inventions” in the form attached hereto as Schedule B.

20.	Disclosure of Conflicts of Interest. During your employment with the Corporation, you will promptly, fully and frankly disclose to the Corporation in writing:

(a)
the nature and extent of any interest you or your Associates (as hereinafter defined) have or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Corporation or any subsidiary or affiliate of the Corporation;

(b)
every office you may hold or acquire, and every property you or your Associates may possess or acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the Corporation or your duties and obligations under this Agreement; and

(c)	the nature and extent of any conflict referred to in subsection (b) above.

In this Agreement, “Associates” shall include all those persons and entities with or in whom you have a “Substantial Financial Interest.” Substantial Financial Interest is defined as (i) more than 1% stake in a publicly traded company; (ii) a stake which constitutes greater than 5% of your assets; or (iii) a venture capital investment of any amount. Associates shall also include your spouse, children, parents, brothers and sisters.

You further represent and warrant that your employment by the Corporation will not conflict with any prior employment or consulting agreement or other agreement with any third party, and that you will perform your duties to the Corporation without violating any such agreement. You represent and warrant that you do not possess confidential information arising out of prior employment, consulting, or other third party relationships, which would be used in connection with your employment by the Corporation, except as expressly authorized by that third party. During your employment by the Corporation, you will use in the performance of your duties only information that is generally known and used by persons with training and experience comparable to your own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Corporation or by you in the course of your work for the Corporation.

21.
Avoidance of Conflicts of Interest. You acknowledge that it is the policy of the Corporation that all interests and conflicts of the sort described in Section 20 (Disclosure of Conflicts of Interest) be avoided, and you agree to comply with all policies and directives of the Board from time to time regulating, restricting or prohibiting circumstances giving rise to interests or conflicts of the sort described in Section 20 (Disclosure of Conflicts of Interest). During your employment with the Corporation, without Board approval, in its sole discretion, you shall not enter into any agreement, arrangement or understanding with any other person or entity that would in any way conflict or interfere with this Agreement or your duties or obligations under this Agreement or that would otherwise prevent you from performing your obligations hereunder, and you represent and warrant that you or your Associates have not entered into any such agreement, arrangement or understanding.

22.
Remedies. You acknowledge and agree that any breach or threatened breach of any of the provisions of Section 10 (Compliance with Insider Trading and Guidelines and Restrictions), Section 13 (Service to Employer), Section 19 (Confidentiality and Assignment of Inventions), Section 20 (Disclosure of Conflicts of Interest) or Section 21 (Avoidance of Conflicts of Interest) could cause irreparable damage to the Corporation or its partners, parents, subsidiaries or affiliates, that such harm could not be adequately compensated by the Corporation’s recovery of monetary damages, and that in the event of a breach or threatened breach thereof, the Corporation shall have the right to seek an injunction, specific performance or other equitable relief as well as any equitable accounting of all your profits or benefits arising out of any such breach. It is further acknowledged and agreed that the remedies of the Corporation specified in this Section 22 are in addition to and not in substitution for any rights or remedies of the Corporation at law or in equity and that all such rights and remedies are cumulative and not alternative and that the Corporation may have recourse to any one or more of its available rights or remedies as it shall see fit.

23.
Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns. Your rights and obligations contained in this Agreement are personal and such rights, benefits and obligations shall not be voluntarily or involuntarily assigned, alienated or transferred, whether by operation of law or otherwise, without the prior written consent of the Corporation. This Agreement shall otherwise be binding upon and inure to the benefit of your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.

24.
Agreement Confidential. You shall keep the terms and conditions of this Agreement confidential except as may be required to enforce any provision of this Agreement or as may otherwise be required by any law, regulation or other regulatory requirement.

25.
Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey as such laws are applied to agreements entered into and to be performed entirely within New Jersey between New Jersey residents. You hereby expressly consent to the personal jurisdiction of the state and federal courts located in New Jersey for any lawsuit filed there against you by the Corporation arising from or related to this Agreement.

26.	Exercise of Functions. The rights of the Corporation as provided in this Agreement may be exercised on behalf of the Corporation only by the Board (excluding you).

27.
Entire Agreement. The terms and conditions of this Agreement and its exhibits are in addition to and not in substitution for the obligations, duties and responsibilities imposed by law on employees of corporations generally, and you agree to comply with such obligations, duties and responsibilities. Except as otherwise provided in this Agreement, this Agreement and its exhibits constitute the entire agreement between the parties with respect to the subject matter hereof, and may only be varied by further written agreement signed by you and the Corporation. This Agreement supersedes any previous communications, understandings and agreements between you and the Corporation regarding your employment. It is acknowledged and agreed that this Agreement is mutually beneficial and is entered into for valuable consideration with the intent that it shall constitute a legally binding agreement.

28.	Further Assurances. The parties will execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Agreement.

29.
Surviving Obligations. Your obligations and covenants under Section 17 (No Additional Compensation upon Termination), Section 19 (Confidentiality and Assignment of Inventions), Section 22 (Remedies), Section 23 (Binding Effect), Section 24 (Agreement Confidential), Section 25 (Governing Law), Section 27 (Entire Agreement) and Section 33 (Waiver) shall survive the termination of this Agreement.

30.
Independent Legal Advice. You hereby acknowledge that you have obtained (at your own cost) or have had an opportunity to obtain independent legal advice in connection with this Agreement, and further acknowledge that you have read, understand, and agree to be bound by all of the terms and conditions contained herein.

31.
Notice. Any notice or other communication required or contemplated under this Agreement to be given by one party to the other shall be delivered personally, by overnight delivery or mailed by prepaid registered post to the party to receive same at the address as set out below:

If to the Corporation: Aspreva Pharmaceuticals Inc
C/o Aspreva Pharmaceuticals Corporation
1203-4464 Markham Rd, Victoria, BC, Canada. V8Z 7X8
or Aspreva Pharmaceuticals Corporation Corporate Headquarters address at the time notice is given

Attn: If to Charles F. Goulburn:
Charles F. Goulburn
346 Mount Prospect Road
Far Hills, New Jersey, 07931
or home address as shown in the Corporation’s records at the time notice is given

Any notice delivered shall be deemed to have been given and received on the date of delivery. Any notice mailed shall be deemed to have been given and received on the fifth business day following the date it was posted, unless between the time of mailing and actual receipt of the notice.

32.
Severability. If any provision of this Agreement or any part thereof shall for any reason be held to be invalid or unenforceable in any respect, then such invalid or unenforceable provision or part shall be severable and severed from this Agreement and the other provisions of this Agreement shall remain in effect and be construed as if such invalid or unenforceable provision or part had never been contained herein.

33.
Waiver. Any waiver of any breach or default under this Agreement shall only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by any other act or conduct or by any indulgence, delay or omission. Any waiver shall only apply to the specific matter waived and only in the specific instance in which it is waived.

34.
Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

If you accept and agree to the foregoing, please confirm your acceptance and agreement by signing the enclosed duplicate copy of this letter where indicated below and by returning it to us. You are urged to consider fully all the above terms and conditions and to obtain independent legal advice or any other advice you feel is necessary before you execute this agreement.

Yours truly,

Aspreva Pharmaceuticals Inc

By:
[Name]

[Title]

Accepted and agreed to by Charles F. Goulburn as of the 23rd day of September, 2004

/s/ Charles F. Goulburn
Charles F. Goulburn

SCHEDULE B

CONFIDENTIALITY AGREEMENT AND
ASSIGNMENT OF INVENTIONS

ASPREVA PHARMACEUTICALS INC

PRIVATE AND CONFIDENTIAL

23rd September, 2004
Charles F. Goulburn
346 Mount Prospect Road
Far Hills, New Jersey, 07931

Dear Rick:

The purpose of this letter is to confirm and record the terms of the agreement (the “Agreement”) between you and Aspreva Pharmaceuticals Incorporated (“Aspreva”) concerning, among other things, the terms on which you will (i) receive from and disclose to Aspreva proprietary and confidential information; (ii) agree to keep the information confidential, to protect it from disclosure and to use it only in accordance with the terms of this Agreement; (iii) assign to Aspreva all rights, including any ownership interest which may arise in all inventions and intellectual property developed or disclosed by you over the course of your work during your employment with Aspreva; and (iv) agree to certain restrictions on competitive activity. The effective date (“Effective Date”) of this Agreement is the date that you start or started working at Aspreva, as indicated in the employment agreement between you and Aspreva dated as of 18th October, 2004.

In consideration of the offer of employment by Aspreva and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you and Aspreva hereby agree as follows:

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1.	INTERPRETATION

1.1	Definitions. In this Agreement:

             “Confidential Information”, subject to the exemptions set out in Section 2.8, shall mean any information, data, or knowledge of Aspreva and its affiliates, parents, and subsidiaries (for purposes of this definition of Confidential Information, “Aspreva”), including that which relates to Aspreva’s Business (as hereinafter defined), whether or not conceived, originated, discovered, or developed in whole or in part by you, that is not generally known to the public or to other persons who are not bound by obligations of confidentiality. Confidential Information, without limiting the generality of the foregoing, shall include:

(i)
all proprietary information licensed to, acquired, used or developed by Aspreva in its research and development activities including but not restricted to the development and commercialization of drugs for rare diseases and conditions and orphan drugs as defined by the U.S. Orphan Drug Act, other scientific strategies and concepts, designs, know-how, information, material, formulas, processes, research data and proprietary rights in the nature of copyrights, patents, trademarks, licenses and industrial designs;

(ii)
all information relating to Aspreva’s Business, and to all other aspects of Aspreva’s structure, personnel, and operations, including financial, clinical, regulatory, marketing, advertising and commercial information and strategies, compilations, agreements and contractual records and correspondence, programs, devices, concepts, inventions, designs, methods, processes, data, know-how, unique combinations of separate items that are not generally known and items provided or disclosed to Aspreva by third parties subject to restrictions on use or disclosure;

(iii)	all information relating to customers, including names, lists, representatives, their desires and needs with respect to the type of products and services offered by Aspreva;

(iv)
all know-how relating to Aspreva’s Business including, all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information, and all applications, registrations, licenses, authorizations, approvals and correspondence submitted to regulatory authorities;

(v)
all information relating to the businesses of competitors of Aspreva and its affiliates, parents and subsidiaries, including information relating to competitors’ research and development, intellectual property, operations, financial, clinical, regulatory, marketing, advertising and commercial strategies, that is not generally known;

(vi)	all information provided by Aspreva’s agents, consultants, lawyers, contractors, licensors or licensees to Aspreva and relating to Aspreva’s Business;

(vii)
all information relating to compensation and benefits, including salary, vacation, stock options, rights to continuing education, perquisites, severance notice, rights on termination and all other compensation and benefits, except that you shall be entitled to disclose such information as it relate to you to your bankers, advisors, agents, consultants and other third parties who have a duty of confidence to you and who have a need to know such information in order to provide advice, products or services to you; and

(viii)
all other information of Aspreva from which Aspreva derives economic value, actual or potential, from the information not being generally known; or in respect of which Aspreva otherwise has a legitimate interest in maintaining secrecy.

(b)
“Inventions” shall mean any and all discoveries, developments, enhancements, improvements, inventions, concepts, ideas, formulas, processes, ideas, writings, whether or not reduced to practice, industrial and other designs, patents, patent applications, provisional patent applications, continuations, continuations-in-part, substitutions, divisionals, reissues, renewals, re-examinations, extensions, supplementary protection certificates or the like, trade secrets or utility models, copyrights and other forms of intellectual property including all applications, registrations and related foreign applications filed and registrations granted thereon.

(c)
“Work Product” shall mean any and all Inventions and possible Inventions that you may invent, conceive or reduce to practice, either alone or jointly with others, during your involvement in any capacity with Aspreva; provided that those Inventions invented by you entirely on your own time that do not relate to Aspreva’s Business or Aspreva’s anticipated business or research or developments or do not derive from any equipment, supplies, facilities, Confidential Information or other information, gained, directly or indirectly, by you from or through your involvement in any capacity with Aspreva are not Work Product.

(d)
“Aspreva’s Business” shall mean the businesses carried on by Aspreva and its affiliates, parents and subsidiaries, directly or indirectly, whether under an agreement with or in collaboration with, any other party including but not exclusively, the development and commercialization of drugs for rare diseases and conditions and orphan drugs as defined by the U.S. Orphan Drug Act.

2.	CONFIDENTIALITY

2.1                 Basic Obligation of Confidentiality. You hereby acknowledge and agree that in the course of your involvement with Aspreva, Aspreva or its affiliates, parents or subsidiaries may disclose to you or you may otherwise have access or be exposed to Confidential Information. You agree to receive and hold all Confidential Information on the terms and conditions set out in this Agreement. Except as set out in this Agreement, you will keep strictly confidential all Confidential Information and all other information belonging to Aspreva or its affiliates, parents and subsidiaries, that you acquire, observe or are informed of, directly or indirectly, in connection with your involvement, in any capacity, with Aspreva.

2.2                 Fiduciary Capacity. You will be and act toward Aspreva as a fiduciary in respect of the Confidential Information.

2.3                 Non-disclosure. Unless Aspreva first gives you written permission to do so under Section 2.7 of this Agreement, you will not at any time, either during or after your involvement in any capacity with Aspreva;

(a)	use or copy Confidential Information or your recollections thereof;

(b)
publish or disclose Confidential Information or your recollections thereof to any person other than to employees of Aspreva or its affiliates, parents, and subsidiaries who have a need to know such Confidential Information for their work for Aspreva;

(c)	permit or cause any Confidential Information to be used, copied, published, disclosed, translated or adapted except as otherwise expressly permitted by this Agreement;

(d)
permit or cause any Confidential Information to be stored off the premises of Aspreva, including permitting or causing such Information to be stored in electronic format on personal computers, except in accordance with written procedures of Aspreva, as amended from time to time in writing; or

(e)
communicate the Confidential Information or your recollections thereof to another employee of Aspreva in a public place or using methods of communication that are capable of being intercepted (such as unencrypted messages using the internet or cellular phones) or overheard, without the written permission of Aspreva.

2.4                 Third Party Information. You understand, in addition, that Aspreva has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data, or information (“Third Party Information”). During my employment and thereafter, you will hold Third Party Information in the strictest confidence. You will not disclose to anyone (other than Aspreva personnel who need to know such information in connection with their work for Aspreva) or use, except in connection with my work for Aspreva, Third Party Information unless expressly authorized by an officer of Aspreva in writing

2.5                 Taking Precautions. You will take all reasonable precautions necessary or prudent to prevent material in your possession or control that contains or refers to Confidential Information from being discovered, used or copied by third parties.

2.6                 Aspreva’s Ownership of Confidential Information. As between you and Aspreva, Aspreva shall own all right, title and interest in and to the Confidential Information, whether or not created or developed by you.

2.7                 Control of Confidential Information and Return of Information. All physical materials produced or prepared by you containing Confidential Information, including, without limitation, biological material, chemical entities, test results, notes of experiments, computer files, photographs, x-ray film, designs, devices, formulas, memoranda, drawings, plans, prototypes, samples, accounts, reports, financial statements, estimates and materials prepared in the course of your responsibilities to or for the benefit of Aspreva, shall belong to Aspreva, and you will promptly turn over to Aspreva’s possession every original and copy of any and all such items in your possession or control upon request by Aspreva. You shall not permit or cause any physical materials to be stored off the premises of Aspreva, unless in accordance with written procedures of Aspreva, as amended from time to time in writing. You shall not transfer any biological material to another person outside of Aspreva, unless a material transfer agreement has been signed by both Aspreva and the other party. You shall not accept any biological material from another person outside of Aspreva, unless in accordance with written procedures of Aspreva, as amended from time to time in writing.

2.8                 Purpose of Use. You will use Confidential Information only for purposes authorised or directed by Aspreva.

2.9                 Exemptions. Your obligation of confidentiality under this Agreement will not apply to any of the following:

(a)
information that is already known to you, though not due to a prior disclosure by Aspreva or its affiliates, parents, and subsidiaries or by a person who obtained knowledge of the information, directly or indirectly, from Aspreva or its affiliates, parents, and subsidiaries;

(b)
information disclosed to you by another person who is not obliged to maintain the confidentiality of that information and who did not obtain knowledge of the information, directly or indirectly, from Aspreva or its affiliates, parents, and subsidiaries;

(c)
information that is developed by you independently of Confidential Information received from Aspreva or its affiliates, parents, and subsidiaries and such independent development can be documented by you;

(d)	other particular information or material which Aspreva expressly exempts by written instrument signed by Aspreva;

(e)	information or material that is in the public domain through no fault of your own; and

(f)	information or material that you are obligated by law to disclose, to the extent of such obligation, provided that:

(i)
in the event that you are required to disclose such information or material, then, as soon as you become aware of this obligation to disclose, you will provide Aspreva with prompt written notice so that Aspreva may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement;

(ii)	if Aspreva agrees that the disclosure is required by law, it will give you written authorization to disclose the information for the required purposes only;

(iii)	if Aspreva does not agree that the disclosure is required by law, this Agreement will continue to apply, except to the extent that a Court of competent jurisdiction orders otherwise; and

(iv)
if a protective order or other remedy is not obtained or if compliance with this Agreement is waived, you will furnish only that portion of the Confidential Information that is legally required and will exercise all reasonable efforts to obtain confidential treatment of such Confidential Information.

3.	ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS

3.1                 Notice of Invention. You agree to promptly and fully inform Aspreva of all your Work Product, whether or not patentable, throughout the course of your involvement, in any capacity, with Aspreva, whether or not developed before or after your execution of this Agreement. On your ceasing to be employed by Aspreva for any reason whatsoever, you will immediately deliver up to Aspreva all of your Work Product. You further agree that all of your Work Product shall at all times be the Confidential Information of Aspreva.

3.2                 Previous Inventions. Inventions, if any, patented or unpatented, which you made prior to the commencement of your involvement, in any capacity, with Aspreva, are excluded from the scope of this Agreement. To preclude any possible uncertainty, you must set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that you have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the course of your involvement, in any capacity, with Aspreva,, that you consider to be your property or the property of third parties and that you wish to have excluded from the scope of this Agreement (collectively referred to as “Previous Inventions”). If disclosure of any such Previous Invention would cause you to violate any prior confidentiality agreement, you understand that you are not to list such Previous Inventions in Exhibit A but are only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, you represent that there are no Previous Inventions. If, in the course of your employment with Aspreva, you incorporate a Previous Invention into a product, process or machine of Aspreva, Aspreva is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Previous Invention. Notwithstanding the foregoing, you agree that you will not incorporate, or permit to be incorporated, Previous Inventions in any Work Product without Aspreva's prior written consent.

3.3                 Assignment of Rights. You will assign, and do hereby assign, to Aspreva or, at the option of Aspreva and upon notice from Aspreva, to Aspreva’s designee, your entire right, title and interest in and to all of your Work Product during your involvement, in any capacity, with Aspreva and all other rights and interests of a proprietary nature in and associated with your Work Product, including all patents, patent applications filed and other registrations granted thereon. To the extent that you retain or acquire legal title to any such rights and interests, you hereby declare and confirm that such legal title is and will be held by you only as trustee and agent for Aspreva. You agree that Aspreva’s rights hereunder shall attach to all of your Work Product, notwithstanding that it may be perfected or reduced to specific form after you have terminated your relationship with Aspreva. You further agree that Aspreva’s rights hereunder are worldwide rights and are not limited to the United States or Canada, but shall extend to every country of the world.

3.4                 Moral Rights. Without limiting the foregoing, you irrevocably waive any and all Moral Rights that you may have with respect to your Work Product, and agree never to assert any Moral Rights which you may have in your Work Product, including, without limitation, the right to the integrity of such Work Product, the right to be associated with the Work Product, the right to restrain or claim damages for any distortion, mutilation or other modification or enhancement of the Work Product and the right to restrain the use or reproduction of the Work Product in any context and in connection with any product, service, cause or institution, and you further confirm that Aspreva may use or alter any such Work Product as Aspreva sees fits in its absolute discretion. “Moral Rights” shall mean any right to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under the judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

3.5                 Goodwill. You hereby agree that all goodwill you have established or may establish with clients, customers, suppliers, principals, shareholders, investors, collaborators, strategic partners, licensees, contacts or prospects of Aspreva relating to the business or affairs of Aspreva (or of its parents, subsidiaries or affiliates), both before and after the Effective Date, shall, as between you and Aspreva, be and remain the property of Aspreva exclusively, for Aspreva to use, alter, vary, adapt and exploit as Aspreva shall determine in its discretion.

3.6                 Assistance. You hereby agree to reasonably assist Aspreva, at Aspreva’s request, in:

(a)
making patent applications for your Work Product, including instructions to lawyers and/or patent agents as to the characteristics of your Work Product in sufficient detail to enable the preparation of a suitable patent specification, to execute all formal documentation incidental to an application for letters patent and to execute assignment documents in favour of Aspreva for such applications;

(b)	making applications for all other forms of intellectual property registration relating to your Work Product;

(c)	prosecuting and maintaining the patent applications and other intellectual property relating to your Work Product; and

(d)	registering, maintaining and enforcing the patents and other intellectual property registrations relating to your Work Product.

Your obligation to assist the Aspreva shall continue beyond the termination of your employment, but Aspreva shall compensate you at a reasonable rate after your termination for the time actually spent by you on such assistance. In the event Aspreva is unable for any reason, after reasonable effort, to secure your signature on any document needed in connection with the actions specified in this section 3, you hereby irrevocably designate and appoint Aspreva and its duly authorized officers and agents as your agent and attorney in fact, which appointment is coupled with an interest, to act for and in your behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by you. You hereby waive and quitclaim to Aspreva any and all claims, of any nature whatsoever, which you now or may hereafter have for infringement of any Work Product an intellectual property relating to Work Product assigned hereunder to Aspreva.

3.7                 Assistance with Proceedings. You further agree to reasonably assist Aspreva, at Aspreva’s request and expense, in connection with any defence to an allegation of infringement of another person’s intellectual property rights, claim of invalidity of another person’s intellectual property rights, opposition to, or intervention regarding, an application for letters patent, copyright or trademark or other proceedings relating to intellectual property or applications for registration thereof.

4.	NON-COMPETE PROVISION

4.1                 You agree that you will not, either alone or in partnership or in conjunction with any person, firm, company, corporation, syndicate, association or any other entity or group, whether as principal, agent, employee, director, officer, shareholder, consultant or in any capacity or manner whatsoever, whether directly or indirectly, for the period of 6 months after the date your employment ends for any reason, including but not limited to voluntary termination by you or involuntary termination by Aspreva, solicit, provide, or attempt to provide Conflicting Services anywhere in the USA, or for companies within pharmaceutical or related industry, in direct competition against Aspreva in those specific disease areas where Aspreva Pharmaceuticals, Inc was commercially operating or planning to operate, nor will you assist another person to solicit, attempt to provide, or provide Conflicting Services anywhere in the USA, or for companies within pharmaceutical or related industry, in direct competition against Aspreva in those specific disease areas where Aspreva Pharmaceuticals, Inc was commercially operating or planning to operate.

4.2                 The parties agree that for purposes of this Agreement, “Conflicting Services” means engaging in any business activity, including but not limited to rendering services or providing any advice or assistance to or on behalf of any person or organization other than Aspreva, which relates to any product, service, process or the like, which directly competes with a product, service, process or the like with which you worked directly or indirectly during your employment by Aspreva or about which you acquired Confidential Information during your employment by Aspreva.

5.	Non-Solicitation

You agree that you will not, either alone or in partnership or in conjunction with any person, firm, company, corporation, syndicate, association or any other entity or group, whether as principal, agent, employee, director, officer, shareholder, consultant or in any capacity or manner whatsoever, whether directly or indirectly, for the term of employment and continuing for a period of 6 months after the date your employment ends for any reason, including but not limited to voluntary termination by you or involuntary termination by Aspreva, other than on behalf of Aspreva:

5.1                 solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any employee, independent contractor or consultant of Aspreva to terminate his or her relationship with Aspreva or to work in any capacity for any person or entity other than Aspreva;

5.2                 hire, employ, or engage in business with or attempt to hire, employ, or engage in business with any person employed by Aspreva or who has left the employment of Aspreva within the preceding three (3) months or discuss any potential employment or business association with such person, even if you did not initiate the discussion or seek out the contact;

5.3                 solicit, induce or attempt to induce any Customer, supplier, principal, shareholder, investor, collaborator, strategic partner, licensee with whom you had direct or indirect contact or whose identity you learned as a result of your employment with Aspreva to terminate, diminish, or materially alter in a manner harmful to Aspreva its relationship with Aspreva; or

5.4                 solicit, perform or attempt to perform any Conflicting Services for a Customer or for any consultant or contractor of Aspreva with whom you had direct or indirect contact or whose identity you learned as a result of your employment with Aspreva .

The parties agree that for purposes of this Agreement, a “Customer” is any person or entity who or which, at any time during the two (2) years prior to the date your employment with Aspreva ends, (i) contracted for, was billed for, or received from Aspreva any product, service or process with which you worked directly or indirectly during your employment by Aspreva or about which you acquired Confidential Information; or (ii) was in contact with you or in contact with any other employee, owner, or agent of Aspreva, of which contact you were or should have been aware, concerning any product, service or process with which you worked directly or indirectly during your employment with Aspreva or about which you acquired Confidential Information; or (iii) was solicited by Aspreva or in consideration or planning to be solicited by Aspreva in an effort in which you were involved or of which you were or should have been aware.

6.	DUTY OF LOYALTY.

6.1                 While you are an employee of Aspreva, you will not provide services to or enter into a contract of employment or service in any capacity for any business which is in any way competitive with Aspreva’s business without the prior written consent of Aspreva.

7.	Provisions Reasonable.

It is acknowledged and agreed that:

both before and since the Effective Date Aspreva has operated and competed and will operate and compete in a global market, with respect to the Aspreva Business;

competitors of Aspreva are located in countries around the world;

in order to protect Aspreva adequately, any enjoinder of competition would have to apply world wide; [comment - may need to adjust depending upon the restriction decided upon in the non-compete provision]

during the course of your employment by Aspreva, both before and after the Effective Date, on behalf of Aspreva, you have acquired and will acquire knowledge of, and you have come into contact with, initiated and established relationships with and will come into contact with, initiate and establish relationships with, both existing and new clients, customers, suppliers, principals, contacts and prospects of Aspreva, and that in some circumstances you have been or may well become the senior or sole representative of Aspreva dealing with such persons;

You agree that you have read this entire Agreement and understand it. You agree that this Agreement does not prevent you from earning a living or pursuing your career. You agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Aspreva’s legitimate business interests. You represent and agree that you am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it;

in light of the foregoing, the provisions of this Agreement are reasonable and necessary for the proper protection of the business, property and goodwill of Aspreva;

In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, you and Aspreva agree that the court shall read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law;

If the court declines to enforce this Agreement in the manner provided in subsection 7(g), you and Aspreva agree that this Agreement will be automatically modified to provide Aspreva with the maximum protection of its business interests allowed by law and you agree to be bound by this Agreement as modified.

8.	Legal and Equitable Remedies.

8.1                 You agree that it may be impossible to assess the damages caused by your violation of this Agreement or any of its terms. You agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Aspreva and Aspreva shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Aspreva may have for a breach or threatened breach of this Agreement.

8.2                 You agree that if Aspreva is successful in whole or in part in any legal or equitable action against you under this Agreement, Aspreva shall be entitled to payment of all costs, including reasonable attorney’s fees, from you.

8.3                 In the event Aspreva enforces this Agreement through a court order, you agree that the restrictions of Sections 4 and 5 shall remain in effect for a period of six (6) months from the effective date of the Order enforcing the Agreement.

9.	NOTIFICATION OF NEW EMPLOYER.

9.1                 In the event that you leave the employ of Aspreva, you hereby consent to the notification of your new employer of your rights and obligations under this Agreement.

10.	RETURN OF COMPANY PROPERTY.

10.1                When you leave the employ of Aspreva, you will deliver to Aspreva any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Work Product or Confidential Information. You further agree that any property situated on Aspreva's premises and owned by Aspreva, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by company personnel at any time with or without notice.

11.	GENERAL

11.1                Continuing Obligations. The provisions of this Agreement shall survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Aspreva to any successor in interest or other assignee.

11.2                     Binding Nature of Agreement. This Agreement is not assignable by you. You agree that this Agreement shall be binding upon your heirs and estate. This Agreement is intended to inure to the benefit of and be enforceable by Aspreva, and its successors and assigns.

11.3                 No Conflicting Obligations. You represent and warrant that you will not use or disclose to other persons at Aspreva information that (i) constitutes a trade secret of persons other than Aspreva during your employment at Aspreva, or (ii) which is confidential information owned by another person. You represent and warrant that you have no agreements with or obligations to others with respect to the matters covered by this Agreement or concerning the Confidential Information that are in conflict with anything in this Agreement.

11.4                 Publicity. You shall not, without the prior written consent of Aspreva, make or give any public announcements, press releases or statements to the public or the press regarding your Work Product or any Confidential Information.

11.5                 Severability. If any covenant or provision of this Agreement or of a section of this Agreement is determined by a court of competent jurisdiction to be void or unenforceable in whole or in part, then such void or unenforceable covenant or provision shall not affect or impair the enforceability or validity of the balance of the section or any other covenant or provision. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

11.6                 Time of Essence/No Waiver. Time is of the essence hereof and no waiver, delay, indulgence, or failure to act by Aspreva regarding any particular default or omission by you shall affect or impair any of Aspreva’s rights or remedies regarding that or any subsequent default or omission that is not expressly waived in writing, and in all events time shall continue to be of the essence without the necessity of specific reinstatement.

11.7                 Further Assurances. The parties will execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Agreement.

11.8                 Notices. All notices and other communications that are required or permitted by this Agreement must be in writing and shall be hand delivered or sent by express delivery service or certified or registered mail, postage prepaid, or by facsimile transmission (with written confirmation copy by registered first-class mail) to the parties at the addresses indicated below.

If to the Corporation: Aspreva Pharmaceuticals Inc
C/o Aspreva Pharmaceuticals Corporation
1203-4464 Markham Rd, Victoria, BC, Canada. V8Z 7X8
or Aspreva Pharmaceuticals Corporation Corporate Headquarters address at the time notice is given

Attn: If to Charles F. Goulburn:
Charles F. Goulburn
346 Mount Prospect Road
Far Hills, New Jersey, 07931
or home address as shown in the Corporation’s records at the time notice is given

Any notice delivered shall be deemed to have been given and received on the date of delivery. Any notice mailed shall be deemed to have been given and received on the fifth business day following the date it was posted.

11.9                Amendment. No amendment, modification, supplement or other purported alteration of this Agreement shall be binding unless it is in writing and signed by you and by Aspreva.

11.10               Entire Agreement. This Agreement supersedes all previous dealings, understandings, and expectations of the parties and constitutes the whole agreement with respect to the matters contemplated hereby, and there are no representations, warranties, conditions or collateral agreements between the parties with respect to such transactions except as expressly set out herein.

11.11               Governing Law. This Agreement will be governed by and construed according to the laws of the State of New Jersey as such laws are applied to agreements entered into and to be performed entirely within New Jersey between New Jersey residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in New Jersey for any lawsuit filed there against me by Company arising from or related to this Agreement.

11.12               Independent Legal Advice. You hereby acknowledge that you have obtained or have had an opportunity to obtain independent legal advice in connection with this Agreement, and further acknowledge that you have read, understand, and agree to be bound by all of the terms and conditions contained herein.

11.13               Acceptance. If the foregoing terms and conditions are acceptable to you, please indicate your acceptance of and agreement to the terms and conditions of this Agreement by signing below on this letter and on the enclosed copy of this letter in the space provided and by returning the enclosed copy so executed to us. Your execution and delivery to Aspreva of the enclosed copy of this letter will create a binding agreement between us.

Thank you for your cooperation in this matter.

Yours truly,

ASPREVA PHARMACEUTICALS INC

By:
/s/ Noel Hall
Noel Hall

Accepted and agreed as of the 23rd day of September, 2004

/s/ Charles F. Goulburn
Witness Signature	Signature of Charles Goulburn

Witness Name

Occupation

Address

EXHIBIT A
Exclusion from Work Product

TO:	Aspreva Pharmaceuticals, Inc.

FROM:

DATE:

SUBJECT: Previous Inventions

1.             Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Aspreva Pharmaceuticals, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2.             Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.
2.
3.

☐	AAdditional sheets attached.